EXHIBIT 99.1

Smithfield Foods to Acquire Cumberland Gap

Smithfield, Virginia (August 12, 2003)—Smithfield Foods, Inc. (NYSE: SFD) announced today that it has reached a definitive agreement to acquire a 90% interest in Cumberland Gap Provision Company, a privately-held leading processor of a full line of premium branded hickory smoked hams, sausages and other specialty processed pork products, for approximately $56 million before working capital and other closing adjustments. Ray McGregor, founder and chief executive officer of Cumberland Gap, and certain other members of the McGregor family who are part of Cumberland Gap’s management, will continue to own 10% of the Company.

Smithfield stated that it expects the acquisition to be completed within the next 45 days, and for it to be immediately accretive to its earnings. The agreement is subject to customary regulatory approvals, including clearance under antitrust rules, and other customary closing conditions. Further terms of the transaction were not disclosed.

Cumberland Gap’s current facilities in Middlesboro, Kentucky have an annual processing capacity in excess of 100 million pounds, and its net sales in 2002 were $70 million.

Joseph W. Luter, III, Smithfield’s chairman and chief executive officer, stated, “Cumberland Gap has a strong reputation for quality and an attractive line of branded processed meats. With this acquisition we will further strengthen our higher value added business. Cumberland’s highly skilled and experienced management team will be a welcome addition to our company.”

Ray McGregor, founder and CEO of Cumberland Gap said, “Our company has grown significantly since its inception in 1979. I am very proud of Cumberland Gap’s product offerings and brand strength, and I believe that the combination with Smithfield will offer Cumberland Gap financial and operational resources to enable us to continue to increase sales by growing and developing our brand and product distribution.”

Cumberland Gap will operate as a separate stand-alone entity within Smithfield’s John Morrell & Co. With sales of $1.6 billion, John Morrell & Co. is a broad-based supplier of fresh pork and processed meats.

Smithfield Foods has delivered a 26 percent average annual compounded rate of return to investors since 1975. With sales of $8 billion, Smithfield Foods is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, please visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

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Contact:    Jerry Hostetter

        Smithfield Foods, Inc.

        (212) 758-2100

        jerryhostetter@smithfieldfoods.com